EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is entered into as of the date of Employee’s execution hereof, and is effective as of the Effective Date set forth on Schedule A hereto, by and between athenahealth, Inc. (“Athena”) and the undersigned Employee (“Employee”). In consideration of the offer of employment, access to Athena’s confidential information, customer goodwill and other legitimate business resources of Athena to which Employee would not otherwise have had access, and other mutual promises, terms, provisions and conditions in this Agreement, the parties hereby agree as follows:
1.At-Will Employment; Term.
a.    Athena hereby employs Employee, and Employee hereby accepts employment with Athena, upon the terms and conditions contained in this Agreement.
b.    The provisions of this Agreement shall apply regardless of any change in Employee’s compensation, duties, responsibilities, role, reporting structure, or title during the course of the Employment Period.
c.    Employee’s employment with Athena is at-will and for no definite period of time.
2.    Duties.
a.    During the period that Employee is employed by Athena (the “Employment Period”), Employee will: (i) serve in the position set forth in Schedule A or in any other reasonably comparable position that Athena may from time to time assign to Employee; (ii) perform all duties associated with each such position, as well as such other duties that are consistent with Employee’s position as Athena may from time to time assign to Employee, in each case in a timely and professional manner and in accordance with Athena’s reasonable instructions; (iii) devote substantially all of his or her business time and effort to the performance of such duties; provided, however, that reasonable time for personal business as well as charitable and professional activities will be permitted, including, with the prior written approval of Athena, serving as a board member of non-competing companies and charitable organizations, so long as such activities do not materially interfere with the Employee’s performance of duties under this Agreement; and (iv) comply with Athena’s policies and procedures as in effect from time to time (including, but not limited to, those relating to conduct or legal compliance).
b.    No Prior Limitations. Employee warrants to Athena that, except as previously disclosed to Athena and listed on Schedule A hereto, Employee is not party to any agreement or understanding that would limit the ability of Employee to work in any capacity or position at Athena (e.g., any non-compete, non-disclosure, or similar agreement).
c.    Maintenance of Third-Party Confidentiality. Athena respects the confidentiality of third parties’ information, and Employee shall not provide any information that is confidential to a former employer or another third party to Athena or use such information in the performance of Employee’s duties as an Athena employee.
3.    Compensation and Benefits.
a.    Base Salary. Employee’s base salary will be at an annual gross rate, the initial details of which are outlined in Schedule A and subsequently maintained and viewable in the Employee’s record in Athena’s Workday system, or successor HRIS system (the “Base Salary”). The Base Salary may be adjusted from time to time in Athena’s sole discretion. The Base Salary and any cash payments identified on Schedule A shall be payable in accordance with Athena’s usual payroll practices, as in effect from time to time, and shall be subject to required federal, state, and local taxes and withholdings.

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b.    Paid Time Off. Employee will be entitled to paid time off (PTO) in accordance with Athena’s policies, as in effect from time to time. If employee has a negative PTO balance at the time of the termination of Employee’s employment, then Employee agrees to repay such negative balance to Athena in full.
c.    Participation in Employee Benefit Plans. Employee will be entitled to participate in any employee benefit plans that may be offered by Athena, subject to the eligibility rules of each plan, each as in effect from time to time. Benefits under each plan are governed solely by that plan, and Athena may in its sole discretion modify or eliminate any plan or benefits thereunder at any time.
d.    Bonus. Employee will be eligible for annual consideration for a bonus under any Athena bonus plan applicable to executives, as in effect from time to time, based on Employee’s and Athena’s performance, provided Employee meets the eligibility criteria under any such plan. Employee must remain an employee of Athena at the time that any such bonus is to be paid in order to be eligible to receive it. Such bonus, if any, shall be determined by Athena in its sole discretion, and shall be paid according to the schedule determined by Athena. Athena may modify or eliminate its bonus plans or benefits thereunder at any time.
e.    Equity. Any grant of shares, or right to acquire shares, of Athena’s stock set forth in Schedule A is a promise only to recommend such grant to Athena’s Board of Directors and is therefore subject to (i) separate approval of the Board of Directors or its designee (which approval may be withheld for any or no reason), (ii) determination of any exercise price and vesting schedule by the Board of Directors, and (iii) the terms and conditions in Athena’s equity incentive plan under which the grant is made, as in effect from time to time, and the applicable grant agreement form, as in effect at the time of approval. Regardless of any agreement to the contrary, any grant of a right to acquire shares of Athena stock will be solely an incentive to potential future performance from the date of vesting forward, and Employee will have no right to exercise that right or to acquire such stock except as explicitly set forth in Athena’s applicable equity incentive plan and agreement forms.
4.    Expenses.
Athena shall pay or reimburse Employee, in accordance with Athena’s policies as in effect from time to time, for reasonable expenses incurred by Employee in connection with the performance of Employee’s duties for Athena hereunder. Employee’s right to payment or reimbursement for business expenses hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made no later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred, and (iii) the right to payment or reimbursement is not subject to liquidation or exchange for any other benefit.
5.    Confidential Information.
a.    Definition of Confidential Information. “Confidential Information” means any and all information belonging to Athena, or belonging to any third party (e.g., any of Athena’s affiliates, clients, or vendors) and held in confidence by Athena, that: (i) is not generally known to the public, (ii) is designated or treated by Athena or such third party as confidential, or (iii) would be reasonably understood to be of a confidential nature for a company in Athena’s industry. Confidential Information may be in any form and includes, but is not limited to, information consisting of or relating to: algorithms, formulas, methods, models, processes, and work flows; specifications; know-how, show-how, and trade secrets; Assigned Intellectual Property and Proprietary Rights (each as defined below); research and development activities and test results; patent and trademark applications; software, source code, and object code; contracts and arrangements; business records; customer, prospect, and vendor lists and information; marketing plans, business plans, and financial information and projections; compensation arrangements and personnel files; tax arrangements and strategies; intercompany arrangements; costs, price lists, and pricing policies; and any existing or proposed acquisition, strategic alliance, or joint venture.

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b.    Exceptions to Confidential Information. Confidential Information shall not include information that (i) is or becomes publicly available through no fault of Employee, or (ii) is shown by written record to have been in the possession of or known to Employee prior to the Employment Period. Furthermore, this Section 5 will not apply to the extent that Employee is required to disclose any Confidential Information by applicable law or legal process, provided that, to the extent legally permissible, Employee promptly notifies Athena of such requirement and cooperates with Athena to contest or limit such disclosure. Nothing in this Agreement limits, restricts or in any other way affects Employee’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity.
c.    Non-Disclosure and Non-Use. During the Employment Period and at all times thereafter, Employee shall hold all Confidential Information in the strictest confidence, without disclosure to any third party (including even Athena’s employees, consultants, and professional advisors) except as necessary to perform Employee’s duties hereunder or as expressly authorized in advance by Athena, and will use such information solely for the purpose of performing services for Athena and not for Employee’s own benefit or that of any third party. Employee shall not (i) disclose or use more than the minimum amount of information necessary for the purpose of that disclosure or use; (ii) render any services to any third party to which or to whom Confidential Information has been, or is threatened to be, disclosed contrary to this Section 5; or (iii) use or disclose any information that is subject to confidentiality restrictions placed upon it by a third party and may not be disclosed to Athena (Athena expressly disclaims any request or requirement that Employee disclose or use any such information).
d.    HIPAA. Employee recognizes and acknowledges that (i) Athena is regulated as both a Covered Entity and a Business Associate under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); (ii) in the course of employment, Employee may have access to Protected Health Information (“PHI”), as defined under HIPAA, and other personally identifiable information (“PII”) covered by applicable privacy laws; and (iii) PHI and PII are Confidential Information, subject to strict confidentiality and security restrictions under HIPAA, applicable Athena policies, and other applicable law.
e.    Ownership of Confidential Information. All Confidential Information, including any Confidential Information developed by Employee on behalf of Athena, or during Employee’s employment and related to the current or prospective business of Athena, and any media, documents, or equipment containing Confidential Information are and shall remain the property solely of Athena or the third party that provided such information to Athena, and Employee shall not obtain any right, title, or interest in or to any Confidential Information under this Agreement or by the performance of any obligations hereunder.
f.    Notice Under the Defend Trade Secrets Act. Employee acknowledges that he has been notified by Athena that he will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret in confidence to a government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or for disclosing a trade secret in a complaint or other document filed in a lawsuit or other proceeding, so long as such filing is made under seal. Employee further acknowledges that he has been notified by Athena that he may disclose a trade secret to his/her attorney in connection with filing a lawsuit for retaliation for reporting a suspected violation of law, and Employee may use the trade secret information in that court proceeding, so long as any document containing the trade secret is filed under seal; and Employee may not otherwise disclose the trade secret, except pursuant to court order.
6.    Intellectual Property.
a.    Definitions.
i.    “Assigned Intellectual Property” means any and all Intellectual Property that is in whole or in part authored, conceived, created, developed, discovered, invented, learned, made, originated, prepared, or reduced to practice by Employee, either alone or together with others, during or after the Employment Period and

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(A) arises out of, is based upon, or incorporates any Confidential Information; (B) is made through the use of equipment, facilities, supplies, funds, or other property of Athena or any of its affiliates; or (C)  arises out of or relates to work performed by Employee for Athena or any of its affiliates.
ii.    “Intellectual Property” means all concepts, creations, developments, discoveries, ideas, improvements, innovations, and inventions; designs, models, plans, and prototypes; methods, procedures, processes, shop practices, and techniques; algorithms and formulas; data, databases, and data structures; source and object codes, software, and computer programs; systems and topologies; data, hardware, and user interfaces; reports and test results; specifications; documentation, memoranda, notebooks, notes, papers, records, workbooks, and writings; drawings, expressions, graphics, illustrations, and photographs; dress, marks, and names; works of authorship; know-how, show-how, and trade secrets; and any improvements on or to, or derivative works from, any of the foregoing, whether or not reduced to writing, patented or patentable, or registered or registrable under copyright, trademark, or similar laws.
iii.    “Proprietary Rights” means any and all right, title, and interest in, to, and under (A) patents, copyrights, trademarks, service marks, and trade names that constitute or relate to Assigned Intellectual Property; (B) applications to register any of the foregoing (including, but not limited to, any continuations, divisions, extensions, and reissues of any patent application); (C) trade secrets that constitute or relate to Assigned Intellectual Property; and (D) goodwill associated with any of such trademarks, service marks, or trade names.
b.    Works Made for Hire. Employee hereby acknowledges and agrees that any Assigned Intellectual Property that is an original work of authorship protectable by copyright is a “work made for hire,” as that term is defined in the United States Copyright Act of 1976, and will be automatically the property solely of Athena. If the copyright to such Assigned Intellectual Property will not be Athena’s property by operation of law, Employee hereby, without further consideration, assigns to Athena all of Employee’s right, title, and interest in and to such copyright.
c.    Assignment of Rights to Intellectual Property. Employee hereby irrevocably and exclusively assigns to Athena all right, title, and interest that Employee has, or at any time may come to have, in and to any and all Assigned Intellectual Property and Proprietary Rights. During the Employment Period and thereafter, Employee shall (i) keep and maintain adequate and current notes and other records of all Assigned Intellectual Property, (ii) provide such notes and records to Athena from time to time upon Athena’s request, and (iii) provide prompt written notice to Athena of the development or creation of any Assigned Intellectual Property or Proprietary Right. Employee agrees to execute such instruments of assignment, confirmation, conveyance, or transfer and other documents as Athena may reasonably request to confirm, evidence, or perfect the assignment of all of Employee’s right, title, and interest in and to any and all Assigned Intellectual Property and Proprietary Rights. Employee hereby waives and quitclaims to Athena any and all claims of any nature whatsoever that Employee may now or hereafter have in any Assigned Intellectual Property or for infringement of any Proprietary Rights assigned hereunder. To the extent Employee is unable to assign all rights, title and interests in and to the Assigned Intellectual Property, Employee will do so at Employee’s first opportunity, and pending such assignment, Employee hereby grants to Athena an exclusive, irrevocable, non-exclusive, fully paid-up, perpetual, royalty-free worldwide license to use, duplicate, modify, sublicense, distribute, display and otherwise engage the Assigned Intellectual Property for any and all purposes. If, in the course of the Employment Period, Employee incorporates pre-existing Intellectual Property that Employee owns, or has the ability to license, into an Athena product, process or machine and such pre-existing Intellectual Property is not otherwise assigned to Athena, Employee hereby grants Athena a nonexclusive, fully paid-up, royalty-free, irrevocable, perpetual, transferrable, worldwide license, with the right to sublicense through multiple tiers, to such pre-existing Intellectual Property, including, without limitation, the rights to use, reproduce, display, perform, promote, create derivative works of, market, distribute, offer for sale and sell, export, permit the online use of or otherwise use such pre-existing Intellectual Property. At Athena’s request and expense, Employee will assist Athena in every proper way (including, without limitation, by executing patent applications) to obtain and enforce Proprietary Rights in any country. Employee will not charge Athena for time spent in complying with these obligations.

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d.    Power of Attorney. By this Agreement, Employee hereby irrevocably constitutes and appoints Athena as Employee’s attorney-in-fact solely for the purpose of executing, in Employee’s name and on Employee’s behalf, (i) such instruments or other documents as may be necessary to evidence, confirm, or perfect any assignment pursuant to the provisions of this Section 6 and (ii) such applications, certificates, instruments, or documents as may be necessary to obtain or enforce any Proprietary Rights in any country of the world. This power of attorney is coupled with an interest on the part of Athena and is irrevocable.
e.    Prior Inventions. Employee’s obligation to assign Assigned Intellectual Property and Proprietary Rights shall not apply to any Prior Invention disclosed on Schedule A hereto. Employee represents that Schedule A contains a complete list of all Prior Inventions and, if there is no Schedule A attached hereto, or if it is left blank, there are no Prior Inventions. If Employee incorporates into a product, service, or process of Athena or any of its affiliates a Prior Invention or any other Intellectual Property in which Employee has an interest, or if the manufacture, use, sale, or import of any product or service of Athena or any of its affiliates or the practice of any process of Athena or any of its affiliates would infringe any Prior Invention or any other Intellectual Property in which Employee has an interest, Athena is hereby automatically granted a non-exclusive, royalty-free, fully paid, irrevocable, transferable, perpetual, world-wide license under such Prior Invention or other Intellectual Property to make, have made, modify, use, import, and sell such product or service or to practice such process, Prior Invention, or Intellectual Property.
f.    Compliance with Law. The provisions of this Section 6 shall not apply to the extent that they are invalid under applicable law. For example, if Employee is a resident of the State of California, the assignment provisions of Section 6(c) shall apply only to Intellectual Property that meets any one of the following criteria: (i) at the time of conception or reduction to practice of that Intellectual Property, it relates to (A) the business, projects, or actual or demonstrably anticipated research or development of Athena of any of its affiliates; (B) any product or service of any of those entities; or (C) the manufacture or utilization of any of those products or services; (ii) it results from any work performed directly or indirectly by Employee for Athena; or (iii) it results, at least in part, from Employee’s use of Athena’s time, equipment, supplies, facilities, or trade secret information; provided, however, that Assigned Intellectual Property shall not include any Intellectual Property that is excluded under the provisions of California Labor Code Section 2870 (a copy of which is included on Schedule A).
7.    Termination of Employment.
a.     Termination. Either Employee or Athena may terminate Employee’s employment at any time with or without reason and with or without advance notice.
b.    Final Compensation. Upon termination of employment, Employee will only be entitled to receive any accrued but unpaid portion of Employee’s Base Salary through the date of termination, any accrued but unused PTO, any outstanding expenses reimbursable under Athena’s then-applicable policies, and any other vested benefits that may be owed through the date of termination. Upon and following termination, Athena will have no liability or obligation to Employee other than as specifically set forth in this Section 7(b) or as provided by law.
c.    Severance. Employee will be eligible to participate in any severance plan or change in control severance plan for executives that may be offered by Athena, subject to the eligibility rules of each plan, each as in effect from time to time. Severance benefits under each plan are governed solely by the plan, and Athena may in its sole discretion modify or eliminate any plan or benefits thereunder at any time.
d.    Return of Athena Property. Upon Athena’s request or the termination of Employee’s employment, Employee will immediately return to Athena all (i) documents, materials, records, files, notes, designs, drawings, notebooks, data, databases, and other information, in any media, related to the business of Athena or any of its affiliates, including all copies (including without limitation any such information provided to Athena or any of its affiliates by a third party) (the foregoing, collectively, “Athena Information”); (ii) property (whether owned or leased) of Athena or any of its affiliates that is in Employee’s possession or control (including, but not limited to,

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badges, computer hardware, data storage devices, manuals, programs, printers, faxes, telephones, calling or credit cards, supplies, tools, and vehicles); and (iii) documents and other media containing any Confidential Information (as defined in Section 5). At such time, Employee shall also destroy any Confidential Information in Employee’s possession or control that cannot be returned to Athena (e.g., information that is in an electronic or magnetic format and not on equipment or media owned by Athena); provided, however, that Employee will first ensure that such deletion will not deprive Athena of access to or continued use of its Confidential Information. Employee agrees to provide Athena with access to Athena Information (including by disclosing all necessary passwords) on any computer equipment, network or system. At Athena’s request, Employee will, to the extent within his or her control, provide Athena or its designee with access to any electronic devices that Employee used during the Employment Period or which otherwise contains or contained Athena’s Confidential Information so that Athena can confirm that no Athena information is on such equipment. If Athena discovers that Employee has taken, misused, or refused to return Athena’s Confidential Information, Athena Information, or property contrary to the terms of this Agreement, applicable law, or any duty owed by Employee to Athena, Employee agrees to: (i) cooperate promptly and fully with Athena in Athena’s attempts to investigate and correct the issue, including without limitation in returning and/or deleting such property or Confidential Information; (ii) provide Athena with assurances satisfactory to Athena regarding Employee’s compliance with his/her obligations under this Agreement; and (iii) indemnify Athena against any costs and expenses incurred by Athena in investigating and correcting the issue (including without limitation, actual attorneys’ fees, consultant or vendor fees, costs, and the value of time and services expended by internal Athena personnel).
e.    Cooperation. Employee agrees to cooperate with Athena and its affiliates following the termination of Employee’s employment with respect to all matters arising during or related to Employee’s employment, including but not limited to (i) the continuity of Athena’s business and/or Employee’s job duties; and (ii) all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may arise during or following the termination of Employee’s employment. Athena will reimburse Employee’s out-of-pocket expenses incurred in complying with Athena requests under this Section 7(e), provided such expenses are authorized by Athena in advance. In addition, in the event such cooperation is requested by the Company during any period following Employee’s termination when he is not receiving severance pay, the Company shall pay Employee at a reasonable hourly consulting rate.
f.    Representations Regarding Employment. Employee agrees that, following the termination of his employment or upon Athena’s request, Employee will no longer represent himself to be, hold himself out as, or purport to be or act as an employee or representative of Athena, including without limitation on social media (e.g., LinkedIn).
g.    Undisputed Amounts Owed by Employee to Athena. To the extent that Employee owes any undisputed amounts to Athena during employment or upon the termination of Employee’s employment by Athena (including, without limitation, negative PTO balances, charged back commissions, outstanding loans, and compensation listed in Schedule A hereto that Employee is or becomes obligated to repay), Employee agrees to promptly pay such amounts when due, and further agrees that Athena may deduct some or all of such amounts from his compensation, to the fullest extent permitted by applicable law, and hereby authorizes Athena to make such deductions. Further, Employee hereby agrees to pay all costs and expenses of collection (including, but not limited to, actual attorneys’ fees, court costs, and the value of time and services expended by internal Athena personnel) in the event that any action, suit or proceeding is brought by Athena to collect the amounts owed by you to Athena and Athena is adjudged the prevailing party in such action, suit or proceeding.
8.    Survival.
Sections 5 through 13 of this Agreement will remain in effect following termination of Employee’s employment with Athena. Upon termination by either Employee or Athena, all other rights, duties and obligations of Employee and Athena to each other shall cease, except as otherwise expressly provided in this Agreement.

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9.    Media.
Employee hereby gives Athena the right to use the Employee’s name, image, including video, sound, or photographic image, in all forms and media in all manners, including audio/video and other representations (“Media”) taken during the Employment Period, while Employee is engaged in the duties identified in Section 2 of this Agreement or while Employee is in attendance at any Athena event or located at any Athena location. This permission may extend to any of Athena’s publications, promotional materials, marketing activities, presentations, and/or any other Media that exists or may exist in the future. Employee authorizes the use of such Media for any purpose deemed appropriate and necessary by Athena. In addition, Employee releases Athena from any and all liability for claims, demands, damages, actions, and causes of action arising from or in connection with the use of such Media. Employee understands that Athena shall be the exclusive owner of all Media, and has the authority to grant its agents the right to distribute and license the Media.
10.    Restrictive Covenants.
a.    Exclusions. Each provision of this Section 10 shall not apply to the extent that it is invalid under applicable law.
b.    Non-Compete During Employment. During the Employment Period, Employee shall not render any services in any capacity to any Competitive Business or be a director, officer, stockholder, partner, principal, manager, member, owner, or trustee of, or joint venturer with, any Competitive Business, provided that Employee may own up to 2% of an entity’s equity securities that are traded on any national securities exchange. “Competitive Business” means any business engaged in the development, offer, license, sale, service, or support of any product or service that competes with any product or service that is developed or sold by Athena or any of its affiliates, or that is in planning by Athena or any of its affiliates, at any time during the Employment Period.
c.    Non-Solicitation. During the Employment Period, and for a period of twelve (12) months following the termination of Employee’s employment by Athena, however occurring, Employee shall not, directly or indirectly, on behalf of Employee or any third party:
i.    solicit or encourage any of the following to purchase or use products or services competitive with those offered by Athena or any of its affiliates: (A) any client of Athena or any of its affiliates or (B) any prospect of Athena or any of its affiliates with which Employee had contact or concerning which Employee learned Confidential Information facilitating such solicitation or encouragement, in either case in connection with employment by Athena; or
ii.    solicit or encourage any client or prospect of Athena or any of its Affiliates to cease doing business with Athena or to curtail its business with Athena; or
iii.     solicit or encourage any employee or consultant of Athena or any of its affiliates to leave or curtail such employment or consultancy; or
iv.     hire or retain as an employee, consultant, or in any other capacity any person who has left the employment of Athena or any of its affiliates within the six months immediately preceding such hiring or retention.
d.    Tolling. Except to the extent prohibited by applicable law, if Employee violates any of his or her obligations under this Section 10, the term of that obligation will be extended by a period equal to the duration of such violation.
11.    Equitable Relief.

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Employee acknowledges and agrees that the rights and obligations set forth in Sections 5, 6, 7(d), 9 and 10 of this Agreement are of a unique and special nature, that Athena would be materially and irreparably damaged if Employee breached any of those Sections, that monetary damages or any other remedy at law would not adequately compensate Athena for such injury, and that the provisions of those Sections are reasonable and necessary to preserve to Athena valuable proprietary and confidential information, customer good will and other legitimate business interests that give Athena advantage over its competitors. Accordingly, in addition to any other rights and remedies it may have, Athena will be entitled to (a) an injunction, specific performance, or other equitable relief (without the necessity of posting any bond or other security or proving damages) in case of any breach or threatened breach by Employee of Sections 5, 6, 7(d), 9 or 10 and (b) indemnification by Employee against any costs and expenses (including, but not limited to, actual attorneys’ fees, court costs, and the value of time and services expended by internal Athena personnel) incurred by Athena in obtaining any relief described in clause (a). Any action brought under this Section 11 shall be brought in a court described in Section 12 hereof, and Employee hereby consents to the jurisdiction of such court.
12.    Mediation; Jurisdiction; Waiver of Jury Trial.
Except with respect to remedies and rights set forth in Section 11, the parties agree that any disputes, claims or controversies arising under or relating to this Agreement or concerning Employee’s employment with or separation from Athena shall first be addressed through good faith negotiation between the parties. If such a dispute, claim or controversy cannot be resolved through such good faith negotiation, then the parties agree that such dispute, claim or controversy shall be submitted to JAMS (or its successor) for mediation administered by JAMS (or its successor). The parties agree to participate in good faith in such mediation. The mediation shall be held in the state in which the office to which Employee reports is located, and Athena shall pay the full costs thereof, excluding attorneys’ expenses and fees. If the dispute, claim, or controversy is not resolved through direct negotiation or mediation, then any action relating to that dispute, claim, or controversy must be brought in a court of competent jurisdiction in the state in which the office to which Employee reports is located. For the avoidance of doubt, if Employee is a remote employee, then for purposes of this Section 12, Employee shall be considered to report to Athena’s Watertown, Massachusetts office. EACH PARTY AGREES THAT ANY SUCH DISPUTE, CLAIM, OR CONTROVERSY SHALL BE TRIED BY A JUDGE ALONE AND HEREBY WAIVES AND FOREVER RENOUNCES THE RIGHT TO A TRIAL BEFORE A CIVIL JURY.
13.    Miscellaneous.
This Agreement may be executed in two or more counterparts, which together will be deemed one original. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to the subject matter hereof. This Agreement may only be amended by a written agreement signed by both parties hereto. No handwritten modifications to this Agreement shall be deemed to be accepted or incorporated into the Agreement; the parties agree that any modifications to this Agreement must be typewritten into the Agreement. If any provision of this Agreement is held to be unenforceable or overly broad, such unenforceability shall not render any other provision unenforceable, and the court or tribunal making such determination shall modify such provision so that the provision will be enforceable to the broadest extent permitted by law. This Agreement will be binding upon and inure to the benefit of both parties and their respective successors and assigns; provided, however, that the obligations of Employee are personal and may not be assigned by him or her. No waiver by Athena of any breach under this Agreement will be considered valid unless in writing signed by Athena, and no such waiver will be deemed a waiver of any subsequent breach. This Agreement, performance hereunder, and Employee’s employment with or separation from Athena shall be governed by the laws of the state in which the office to which Employee reports is located, without regard to conflict of laws principles.

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In witness whereof, the parties hereto have entered into this Agreement as of the date of Employee’s execution hereof.

EMPLOYEE /s/ Marc A. Levine Name: Marc A. Levine Address: [address]	ATHENAHEALTH, INC. By: /s/ Dan Haley Name: Dan Haley Title: SVP, Chief Legal & Administrative Officer Address: 311 Arsenal Street, Watertown, MA 02472

Date: November 24, 2017

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SCHEDULE A TO EMPLOYMENT AGREEMENT

Employee Name:	Marc A. Levine
Effective Date:	December 15, 2017
Position:	Executive Vice President and Chief Financial Officer

Appointment as Chief Financial Officer

•	On the Effective Date, Employee will join Athena as Executive Vice President. Following a transition period, Employee will become Chief Financial Officer effective January 2, 2018.

Compensation:

Base Salary: $550,000

•
A Sign-on Equity Award of Restricted Stock Units (“Sign-on RSUs”) issuable for shares of Athena common stock with a value of $3,700,000, subject to Section 3(e) of the Agreement; the number of Sign-on RSUs issued will be determined based on the closing price of athenahealth common stock on the date of grant. The Sign-On RSUs will vest 25% annually over four years. In the event a “Change in Control,” as that term is defined in the Company’s Change in Control Severance Plan (the “Plan”) occurs, all then unvested Sign-on RSUs, if any, shall immediately vest (i.e. regardless of whether or not Employee experiences an “Involuntary Termination” or changes to his employment that would constitute “Good Reason,” as those terms are defined in the Plan).

•
A Sign-on Bonus equal to $800,000, to be paid within the first 15 days following the Effective Date. The signing bonus is contingent upon 12 months employment. Employee agrees to repay the sign-on bonus to Athena in full if he voluntarily leaves the company prior to the first anniversary of the Effective Date.

•
A comprehensive relocation package covering Employee’s relocation to the Watertown, Massachusetts area under Athena’s Relocation Policy; if Employee’s voluntarily leaves employment with Athena prior to the first anniversary of the Effective Date, Employee agrees to repay the full value of the relocation services provided for his benefit in connection with his relocation to Athena (with the exception of any general service fee paid by Athena to the relocation vendor and not attributable to a specific relocation-related benefit to Employee) (the “Relocation Benefit”), and if he voluntarily leaves employment between the first and second anniversaries of the Effective Date, Employee agrees to repay 50% of the Relocation Benefit to Athena.

•
Eligibility for consideration for an annual cash bonus beginning with fiscal year 2018 (such bonus, if any, to be paid in February 2019), based upon individual and Company performance, with a bonus target for fiscal year 2018 of 70% of Employee’s eligible earnings, subject to Section 3(d) of the Agreement.

•
Eligibility for consideration for an annual long-term incentive equity grant beginning with fiscal year 2019 (to be granted, if at all, in March 2019), based upon Employee’s individual performance, with an equity target for fiscal year 2019 of 400% of Employee’s Base Salary, subject to Section 3(e) of the Agreement.

Initials of Employee:    ML

Conflicting Agreements: The following is a complete list of all agreements that may prohibit, restrict, or impair the ability of Employee to work in any capacity or position at Athena:

   X      No such agreements.

    The agreements listed below (attach a complete copy of each agreement)

Prior Inventions: The following is a complete list of all Prior Inventions.

  X      No Prior Inventions.

    Prior Inventions described below (reference and attach additional, initialed sheets if necessary)

CALIFORNIA LABOR CODE SECTION 2870

2870.    (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(2) Result from any work performed by the employee for the employer.

Initials of Employee:    ML

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Initials of Employee:    ML